Exhibit — (d)(xii)
April 30, 2009
Randy Merk
President and Chief Executive Officer
The Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104
Re: The Charles Schwab Family of Funds
Dear Mr. Merk:
This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds’ registration statements filed with the Securities and Exchange Commission.

Net Operating
Fund	Expense Limit	Guaranteed Through
Schwab Municipal Money Fund — Select Shares	35 bps	4/29/11

Schwab Municipal Money Fund — Institutional Shares	24 bps	4/29/11

Schwab Value Advantage Money Fund — Institutional Shares	24 bps	4/29/11

Schwab Value Advantage Money Fund — Select Shares	35 bps	4/29/11

Schwab Retirement Advantage Money Fund	49 bps	4/29/11

Schwab Value Advantage Money Fund — Institutional Prime Shares	21 bps	4/29/11

Sincerely,

/s/ George Pereira	/s/ Carolyn Stewart

George Pereira	Carolyn Stewart
Senior Vice President and	Vice President
Chief Financial Officer	Product Strategy and Product Management
Charles Schwab Investment Management, Inc.	Charles Schwab & Co., Inc.

cc:
Clinton, Michael
Felton, Koji
Gao, Zuogang
Hand, Gregory
Jande, Mini
Lee, Howard
Panganiban, James
Passaglia, Donna
Pereira, George
Pierce, Jim
Stewart, Carolyn
Stuart, Jody